Wendy’s/Arby’s Group Announces Leadership Change at Arby’s

Roland Smith Will Lead Arby’s Brand as Interim President

ATLANTA, January 28, 2010 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, announced that Tom Garrett, President and Chief Executive Officer of Arby’s Restaurant Group, Inc. (“Arby’s”), is leaving the Company.

Roland Smith, 55, President and CEO of Wendy’s/Arby’s Group, will assume the interim role as President of Arby’s, effective immediately, and lead the turnaround of the Arby’s® brand.  A search is currently under way for a permanent president of Arby’s.

Smith stated, "Tom made enormous contributions to the Arby’s brand over the past 29 years.  He is a man of honor and integrity, who has worked relentlessly to build the brand. We are beginning discussions with Tom about becoming an Arby’s franchisee and hope that he continues to be involved with the brand.”

Garrett, 48, was appointed President and CEO of Arby’s in September 2008, following the formation of Wendy’s/Arby’s Group.  Previously, Garrett was President and Chief Operating Officer of Arby’s and held many leadership and operations positions with the Arby’s brand.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s®  restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the U.S. and 23 countries and territories worldwide. To learn more about Wendy’s/Arby’s Group, please visit the Company's web site at www.wendysarbys.com.

Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Media Contacts:
Bob Bertini at 678-514-6902 or bob.bertini@wendysarbys.com